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                                                                    EXHIBIT 4.15


                           CORPORATE FINANCE
                                  AND
                           ADVISORY AGREEMENT


        THIS AGREEMENT IS DATED DECEMBER 21, 1999 BETWEEN
        DUTCHESS ADVISORS, LTD.; DANBURY, CT ("DUTCHESS")
        AND CHEQUEMATE INTERNATIONAL, INC. D/B/A C-3D DIGITAL, INC.; MARINA DEL REY, CA ("COMPANY").

WHEREAS Dutchess is an advisor in the areas of corporate development and finance for publicly traded companies.

WHEREAS the Company is a publicly traded corporation, listed on the American Stock Exchange.

NOWTHEREFORE in consideration of the foregoing, the parties agree as follows:

SECTION 1.                          SERVICES RENDERED

(a) Dutchess shall assist the Company with its capitalization efforts, through private placement(s) of its securities ("Private Offerings").

(b) Dutchess shall maintain communication with its current investors regarding the prospects for the Company, as well as seeking new investors for potential investment.

(c) Dutchess shall assist the Company in seeking potential business partners, or candidates for joint ventures, merger and acquisitions or the Company's Board of Directors.

(d) Dutchess shall assist the Company in seeking an underwriter(s) for a potential public offering of its securities ("Public Offerings").

SECTION 2.                          COMPENSATION

For services rendered under Section 1, Dutchess shall be paid the following, by the Company:

a) $5,000 (five-thousand dollars) per month for non-accountable expenses. Payment shall be due by the fifth business day of each month.


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   MN         JMH                   (Page 1)

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b)   $750,000 (seven hundred and fifty thousand dollars) in the Company's common stock issued pursuant to rule 144 ("Stock") and payable within two weeks subsequent to this dated Agreement. The Company agrees to file a registration statement with the SEC within 60 days subsequent to this dated Agreement, to register the Stock.

c) In the event of a Private Offering, Dutchess shall be paid a cash fee equal to 6% (six percent) of the total gross proceeds raised by the Company, payable at closing directly from escrow.

d) In the event of a Public Offering, Dutchess shall be paid a cash fee equal to 2%, (two percent) of the total gross proceeds raised by the Company, payable at closing directly from escrow.

e) The Company shall reimburse Dutchess for all expenses related to travel, lodging and transportation. Such travel related issues shall be discussed prior to Dutchess' departure.

SECTION 3.                          TERM

The term of this Agreement shall be twelve months and may be renewed or restructured with the written consent of both parties.

SECTION 4.                          RELATIONSHIP OF PARTIES

This Agreement shall not constitute an employer-employee relationship. It is the intention of each party that Dutchess shall be an independent contractor and not an employee of the Company. All compensation paid to Dutchess shall constitute earnings to Dutchess and be classified as corporate income. The Company shall not withhold any amounts therefrom as U.S. federal or state income tax withholding, or as employee contribution to Social Security or any other employer withholding applicable under state or federal law.

SECTION 5.                          INDEMNIFICATION

The Company hereby agrees to indemnify and hold harmless Dutchess, its respective directors, officers, employees or advisors against any losses, claims, damages or liabilities (or actions in respect thereof) which may arise out of or are based upon (i) any untrue statement(s) or alleged untrue statement(s) of material fact contained in any of the Company's public filings, press releases or documents originated or approved by the Company or (ii) the omission or alleged omission of material fact in any of the Company's public filings, press releases or documents originated or approved by the Company, necessary to make the statement(s) therein misleading.

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  MN          JMH                   (Page 2)

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SECTION 6.                          ARBITRATION

Any controversy, claim or dispute arising from the interpretation of this Agreement, or breach thereof, shall settled by arbitration in the County of New York, New York in accordance with the rules of the American Arbitration Association there in effect, except that the parties thereto shall have any right to discovery as would permitted by the Federal Rules of Civil Procedure. The prevailing Party shall be entitled to reimbursement of actual costs and attorney's fees from the arbitration and the decision of the Arbitrator(s) shall be final.



                                      (end)




                  [THIS SPACE INTENTIONALLY LEFT BLANK]


Agreed and Accepted;



By Company:         /s/ J. Michael Heil
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                                    J. Michael Heil
                                    Chief Executive Officer



By Dutchess:         /s/ Michael A. Novielli
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                                    Michael A. Novielli
                                    Managing Director



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